GUARANTY

This GUARANTY is made and entered into by Anthracite Capital, Inc., a Maryland corporation whose address is 40 East 52nd Street, New York, New York 10022 (“Guarantor”), for the benefit of Deutsche Bank AG, Cayman Islands Branch, whose address is 60 Wall Street, New York, New York 10005 (“Buyer”). This Guaranty is made with reference to the following facts (with some capitalized terms being defined below):

A. Buyer is considering entering into one or more repurchase agreement transactions (the “Repurchase Transactions”) in the aggregate amount of Two Hundred Million Dollars ($200,000,000.00) with Anthracite Funding, LLC, a Delaware limited liability company whose address is 40 East 52nd Street, New York, New York 10154 (“Seller”).

B. In connection with the Repurchase Transactions, Seller and Buyer are entering into the following documents (collectively, together with this Guaranty and any other documents evidencing, securing, or otherwise relating to the Repurchase Transactions or this Guaranty, the “Repurchase Documents,” which term is more fully defined below):

1. that certain Master Repurchase Agreement between Seller and Buyer dated December 23, 2004, together with all annexes thereto including but not limited to the English Loan Supplement between Seller and Buyer dated December 23, 2004 (as amended, modified and in effect from time to time, the “Repurchase Agreement”); and

2. that certain Amended and Restated Custodial Agreement among Buyer, Seller and LaSalle Bank National Association dated as of December 23, 2004 together with the English Custodian Agreement between LaSalle Bank National Association and Buyer dated as of December 23, 2004 and any other amendments or supplements.

C. Buyer has examined, among other things, both Seller’s and Guarantor’s creditworthiness and ability to pay and perform Seller’s obligations under the Repurchase Documents.

D. Buyer has requested, as a condition of entering into the Repurchase Agreement, that the obligations of Seller be guarantied by Guarantor.

E. Guarantor is the direct owner of 100% of the membership interests of Seller.

F. Guarantor expects to benefit if Buyer enters into the Repurchase Agreement with Seller, and desires that Buyer enter into the Repurchase Agreement with Seller.

G. Buyer would not enter into, and would not be obligated to enter into, the Repurchase Agreement with Seller unless Guarantor executed this Guaranty. This Guaranty is therefore delivered to Buyer to induce Buyer to enter into the Repurchase Agreement.

NOW, THEREFORE, in exchange for good, adequate, and valuable consideration, the receipt of which Guarantor acknowledges, and to induce Buyer to enter into the Repurchase Agreement and accept the Repurchase Documents, Guarantor agrees as follows:

1. Definitions. For purposes of this Guaranty, the following terms shall be defined as set forth below. In addition, any capitalized term defined in the Repurchase Agreement but not defined in this Guaranty shall have the same meaning in this Guaranty as in the Repurchase Agreement.

(a) “Affiliate” means, when used with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person. “Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and “controlling” and “controlled” shall have meanings correlative thereto.

(b) “Business Day” means a day other than (i) a Saturday or Sunday, or (ii) a day in which the New York Stock Exchange or banks in the State of New York or Illinois are authorized or obligated by law or executive order to be closed.

(c) “Buyer Entity” means, as designated by Buyer from time to time, Buyer or Buyer’s assignee, designee, nominee, servicer, or wholly owned Subsidiary, provided that Buyer’s assignee is a Person permitted under the Repurchase Agreement.

(d) “Capital Lease”, as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person or entity as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person or entity.

(e) “Co-Guarantor” means, as to each Guarantor, any person (other than Seller and such Guarantor) that guaranties or is otherwise liable for the Repurchase Transactions, or any portion of the Repurchase Transactions, whether by executing this Guaranty or by executing any other guaranty of the Repurchase Transactions, or by otherwise assuming personal liability for the Guarantied Obligations or any part thereof. If Guarantor is the only guarantor of the Repurchase Transactions, then all references to “Co-Guarantor(s)” shall be disregarded.

(f) “Consolidated Net Income” for any period means the amount of consolidated net income (or loss) of the Guarantor and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

(g) “Debt Service Coverage” means the ratio of Funds From Operations plus Interest Expense on recourse Indebtedness outstanding to Interest Expense on recourse Indebtedness outstanding.

(h) “Funds From Operations” for any period means the Consolidated Net Income of the Guarantor and its Subsidiaries for such period without giving effect to depreciation and amortization uniquely significant to real estate, gains or losses which are classified as “extraordinary” in accordance with GAAP, capital gains or losses on sales of real estate, capital gains or losses with respect to the disposition of investments in marketable securities and any provision/benefit for income taxes for such period, plus the allocable portion, based on the Guarantor’s ownership interest, of funds from operations of unconsolidated joint ventures, all determined on a consistent basis.

(i) “GAAP” means with respect to the financial statements or other financial information of any Person, generally accepted accounting principles in the United States which are in effect from time to time.

(j) “Guarantied Obligations” means Seller’s obligations: (a) to fully and promptly pay all sums owed under the Repurchase Documents at the times and according to the terms required by the Repurchase Documents, without regard to any modification, suspension, or limitation of such terms not agreed to by Buyer, such as a modification, suspension, or limitation arising in or pursuant to any Insolvency Proceeding affecting Seller (even if any such modification, suspension, or limitation causes Seller’s obligation to become discharged or unenforceable and even if such modification was made with Buyer’s consent or agreement); (b) to pay all other sums expended by Buyer or Buyer’s designee or nominee acting on Buyer’s behalf in exercising Buyer’s rights and remedies under the Repurchase Documents, including Buyer’s Legal Costs relating to the Repurchase Transactions and enforcement of remedies pursuant to the Repurchase Documents; and (c) to perform all other obligations contained in the Repurchase Documents, whether monetary or nonmonetary, when and as required by the Repurchase Documents, including all obligations of Seller relating to the Repurchase Transactions and the Security under the Repurchase Documents.

(k) “Guarantor Litigation” means any litigation, arbitration, investigation, or administrative proceeding of or before any court, arbitrator, or governmental authority, bureau or agency that relates to or affects this Guaranty or any asset(s) or property(ies) of Guarantor, including any litigation between or among Guarantor and any Co-Guarantor(s).

(l) “Indebtedness” means, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a Lien on the property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such person; (e) Capital Leases of such Person; and (f) indebtedness of others guaranteed by such Person.

(m) “Insolvency Proceeding” means any case under Title 11 of the United States Code or any successor statute or any other insolvency, bankruptcy, reorganization, liquidation, or like proceeding, or other statute or body of law relating to creditors’ rights, whether brought under state, federal, or foreign law.

(n) “Interest Expense” means for any period, total interest expense, both expensed and capitalized, of Guarantor and its Subsidiaries for such period with respect to all outstanding Indebtedness of Guarantor and its Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under interest rate protection agreements), determined on a consolidated basis in accordance with GAAP, net of interest income of Guarantor and its Subsidiaries for such period (determined on a consolidated basis in accordance with GAAP).

(o) “Legal Costs” means all reasonable costs and expenses actually incurred by Buyer in any Proceeding or in obtaining legal advice and assistance in connection with any Proceeding, any Guarantor Litigation, or any default by Seller under the Repurchase Documents or by Guarantor under this Guaranty (including any breach of a representation or warranty contained in this Guaranty), including reasonable attorneys’ fees, disbursements, and other charges actually incurred by Buyer’s attorneys, court costs and expenses, and charges for the services of paralegals, law clerks, and all other personnel whose services are charged to Buyer in connection with Buyer’s receipt of legal services.

(p) “Lien” means any mortgage, lien, encumbrance, charge or other security interest, whether arising under contract, by operation of law, judicial process or otherwise.

(q) “Net Worth” means the amount which would be included under stockholders’ equity on a consolidated balance sheet of Guarantor and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

(r) “Person” means an individual, partnership, corporation, joint stock company, trust or unincorporated organization or a governmental agency or political subdivision thereof.

(s) “Proceeding” means any action, suit, arbitration, or other proceeding arising out of, or relating to the interpretation or enforcement of, this Guaranty or the Repurchase Documents, including (a) an Insolvency Proceeding; (b) any proceeding in which Buyer endeavors to realize upon any Security or to enforce any Repurchase Document(s) (including this Guaranty) against Seller or Guarantor; and (c) any proceeding commenced by Seller, Guarantor, or any Co-Guarantor against Buyer.

(t) “Repurchase Documents” means: (a) the Repurchase Documents, as defined in the recitals; (b) any other documents or instruments relating to any such documents executed by Seller, Guarantor, or any Co-Guarantor; and (c) any modifications, extensions, renewals, restatements, or replacements of any of the foregoing, whether or not consented to by Guarantor.

(u) “Security” means any security or collateral held by or for Buyer for the Repurchase Transactions or the Guarantied Obligations, whether real or personal property, including any mortgage, deed of trust, financing statement, security agreement, and other security document or instrument of any kind securing the Repurchase Transactions in whole or in part. “Security” shall include all assets and property of any kind whatsoever pledged or mortgaged to Buyer pursuant to the Security Documents.

(v) “Seller” means: (a) Seller as defined above, acting on its own behalf; (b) any estate created by the commencement of an Insolvency Proceeding affecting Seller; (c) any trustee, liquidator, sequestrator, or receiver of Seller or Seller’s property; and (d) any similar person duly appointed pursuant to any law governing any Insolvency Proceeding of Seller.

(w) “State” means the State of New York.

(x) “Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other ownership interests (regardless of how designated) of or in a corporation, partnership, limited liability company, trust or other entity, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).

(y) “Subsidiary” means as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

(z) “Tangible Net Worth” means, as of a particular date,

(i)	all amounts that would be included under capital on a balance sheet of the Seller at such date, determined in accordance with GAAP, less

(ii)	the sum of (A) amounts owing to the Seller from Affiliates and (B) intangible assets.

2. Absolute Guaranty of all Guarantied Obligations. Guarantor unconditionally and irrevocably guarantees Seller’s prompt and complete payment, observance, fulfillment, and performance of all Guarantied Obligations. Guarantor shall be personally liable for, and personally obligated to pay and perform, all Guarantied Obligations. All assets and property of Guarantor shall be subject to recourse if Guarantor fails to pay and perform any Guarantied Obligation(s) when and as required to be paid and performed pursuant to the Repurchase Documents.

3. Nature and Scope of Liability. Guarantor’s liability under this Guaranty is primary and not secondary. Guarantor’s liability under this Guaranty shall be in the full amount of all Guarantied Obligations, including any interest, default interest, costs, and fees (including Legal Costs) payable by Seller under the Repurchase Documents, including any of the foregoing that would have accrued under the Repurchase Documents but for any Insolvency Proceeding.

4. Changes in Repurchase Documents. Without notice to, or consent by, Guarantor, and in Buyer’s sole and absolute discretion and without prejudice to Buyer or in any way limiting or reducing Guarantor’s liability under this Guaranty, but subject to the terms of the Repurchase Agreement, Buyer may: (a) grant extensions of time, renewals or other indulgences or modifications to Seller, any Co-Guarantor or any other party under any of the Repurchase Document(s), (b) change, amend, or modify any Repurchase Document(s), (c) authorize the sale, exchange, release or subordination of any Security, (d) accept or reject additional Security in accordance with the terms of the Repurchase Agreement, (e) discharge or release any party or parties liable under the Repurchase Documents, (f) foreclose or otherwise realize on any Security, or attempt to foreclose or otherwise realize on any Security, whether such attempt is successful or unsuccessful, in accordance with the terms of the Repurchase Agreement, (g) accept or make compositions or other arrangements or file or refrain from filing a claim in any Insolvency Proceeding, (h) make loans to Seller in such amount(s) and at such time(s) as Buyer may determine, (i) credit payments in such manner and order of priority as Buyer may determine in its discretion provided such credits shall be consistent with the requirements of the Repurchase Agreement, and (j) otherwise deal with Seller and any Co-Guarantor and any other party related to the Repurchase Transactions or any Security as Buyer may determine in its sole and absolute discretion. Without limiting the generality of the foregoing, Guarantor’s liability under this Guaranty shall continue even if Buyer alters any obligations under the Repurchase Documents in any respect or Buyer’s or Guarantor’s remedies or rights against Seller are in any way impaired or suspended without Guarantor’s consent. If Buyer performs any of the actions described in this paragraph, then Guarantor’s liability shall continue in full force and effect even if Buyer’s actions impair, diminish or eliminate Guarantor’s subrogation, contribution, or reimbursement rights (if any) against Seller or any Co-Guarantor, or otherwise adversely affect Guarantor or expand Guarantor’s liability hereunder.

5. Certain Financial Covenants. Guarantor shall not permit with respect to itself any of the following to be breached, as determined quarterly on a consolidated basis in conformity with GAAP as set forth in the financial statements of the Guarantor delivered pursuant to Section 15 hereof:

(a) Minimum Tangible Net Worth. Tangible Net Worth to be less than $250 million;

(b) Minimum Debt Service Coverage. Debt Service Coverage to be less than 1.75 to 1 in the aggregate;

(c) Debt to Book Equity. Recourse Indebtedness to Net Worth to exceed 3.0 to 1; and

(d) Minimum Cash or Marketable Securities. Cash or marketable securities, approved by Buyer, based on Guarantor’s ratio of recourse Indebtedness to Net Worth, to be less than the following:

Debt to Book Equity Ratio	Minimum Cash or Marketable Securities

Above 2:1	$10 million

Between 1:1 and 2:1	$5 million

Below 1:1	$3 million

6. Nature of Guaranty. Guarantor’s liability under this Guaranty is a guaranty of payment and performance of the Guarantied Obligations, and is not a guaranty of collection or collectibility. Guarantor’s liability under this Guaranty is not conditioned or contingent upon the genuineness, validity, regularity or enforceability of any of the Repurchase Documents. Guarantor’s liability under this Guaranty is a continuing, absolute, and unconditional obligation under any and all circumstances whatsoever (except as expressly stated, if at all, in this Guaranty), without regard to the validity, regularity or enforceability of any of the Guarantied Obligations. Guarantor acknowledges that Guarantor is fully obligated under this Guaranty even if Seller had no liability at the time of execution of the Repurchase Documents or later ceases to be liable under any Repurchase Document, whether pursuant to Insolvency Proceedings or otherwise. Guarantor shall not be entitled to claim, and irrevocably covenants not to raise or assert, any defenses against the Guarantied Obligations that would or might be available to Seller, other than actual payment and performance of all Guarantied Obligations in full in accordance with their terms. Guarantor waives any right to compel Buyer to proceed first against Seller, any Co-Guarantor(s) or any Security before proceeding against Guarantor. Guarantor agrees that if any of the Guarantied Obligations are or become void or unenforceable (because of inadequate consideration, lack of capacity, Insolvency Proceedings, or for any other reason), then Guarantor’s liability under this Guaranty shall continue in full force with respect to all Guarantied Obligations as if they were and continued to be legally enforceable, all in accordance with their terms before giving effect to the Insolvency Proceedings. Guarantor also recognizes and acknowledges that its liability under this Guaranty may be more extensive in amount and more burdensome than that of Seller. Guarantor waives any defense that might otherwise be available to Guarantor based on the proposition that a guarantor’s liability cannot exceed the liability of the principal. Guarantor intends to be fully liable under the Guarantied Obligations regardless of the scope of Seller’s liability thereunder. Without limiting the generality of the foregoing, if the Guarantied Obligations are “nonrecourse” as to Seller or Seller’s liability for the Guarantied Obligations is otherwise limited in some way, Guarantor nevertheless intends to be fully liable, to the full extent of all of Guarantor’s assets, with respect to all the Guarantied Obligations, even though Seller’s liability for the Guarantied Obligations may be more limited in scope or less burdensome. Guarantor waives any defenses to this Guaranty arising or purportedly arising from the manner in which Buyer disburses the Repurchase Transactions to Seller or otherwise, or any waiver of the terms of any Repurchase Document by Buyer or other failure of Buyer to require full compliance with the Repurchase Documents. Guarantor’s liability under this Guaranty shall continue until all sums due under the Repurchase Documents have been paid in full and all other performance required under the Repurchase Documents has been rendered in full, except as expressly provided otherwise (if at all) in this Guaranty. Guarantor’s liability under this Guaranty shall not be limited or affected in any way by any impairment or any diminution or loss of value of any Security whether caused by (a) hazardous substances, (b) Buyer’s failure to perfect a security interest in any Security, (c) any disability or other defense(s) of Seller or any Co-Guarantor(s), (d) any acts or omissions of Buyer; or (e) any breach by Seller of any representation or warranty contained in any Repurchase Document.

7. Waivers of Rights and Defenses. Guarantor waives any right to require Buyer to (a) proceed against Seller or any Co-Guarantor(s), (b) proceed against or exhaust any Security, or (c) pursue any other right or remedy for Guarantor’s benefit. Guarantor agrees that Buyer may proceed against Guarantor with respect to the Guarantied Obligations without taking any actions against Seller or any Co-Guarantor(s) and without proceeding against or exhausting any Security. Guarantor agrees that Buyer may unqualifiedly exercise in its sole discretion (or may waive or release, intentionally or unintentionally) any or all rights and remedies available to it against Seller or any Co-Guarantor(s) without impairing Buyer’s rights and remedies in enforcing this Guaranty, under which Guarantor’s liabilities shall remain independent and unconditional. Guarantor agrees and acknowledges that Buyer’s exercise (or waiver or release) of certain of such rights or remedies may affect or eliminate Guarantor’s right of subrogation or recovery against Seller (if any) and that Guarantor may incur a partially or totally nonreimbursible liability in performing under this Guaranty. Guarantor has assumed the risk of any such loss of subrogation rights, even if caused by Buyer’s acts or omissions. If Buyer’s enforcement of rights and remedies, or the manner thereof, limits or precludes Guarantor from exercising any right of subrogation that might otherwise exist, then the foregoing shall not in any way limit Buyer’s rights to enforce this Guaranty. Without limiting the generality of any other waivers in this Guaranty, Guarantor expressly waives any statutory or other right that Guarantor might otherwise have to: (i) limit Guarantor’s liability after a nonjudicial foreclosure sale to the difference between the Guarantied Obligations and the fair market value of the property or interests sold at such nonjudicial foreclosure sale or to any other extent, (ii) otherwise limit Buyer’s right to recover a deficiency judgment after any foreclosure sale, or (iii) require Buyer to exhaust its Security before Buyer may obtain a personal judgment for any deficiency. Notwithstanding anything in the Repurchase Agreement to the contrary, any proceeds of a foreclosure or similar sale shall be applied first to any obligations of Seller that also constitute Guarantied Obligations within the meaning of this Guaranty. Guarantor acknowledges and agrees that any nonrecourse or exculpation provided for in any Repurchase Document, or any other provision of a Repurchase Document limiting Buyer’s recourse to specific Security or limiting Buyer’s right to enforce a deficiency judgment against Seller or any other person, shall have absolutely no application to Guarantor’s liability under this Guaranty. To the extent that Buyer collects or receives any sums or payments from Seller or any Co-Guarantor, Buyer shall apply such amounts first to that portion of Seller’s obligations to Buyer (if any) that is covered by this Guaranty.

8. Additional Waivers. Guarantor waives diligence and all demands, protests, presentments and notices of every kind or nature, including notices of protest, dishonor, nonpayment, acceptance of this Guaranty and the creation, renewal, extension, modification or accrual of any of the Guarantied Obligations. Guarantor further waives the right to plead any and all statutes of limitations as a defense to Guarantor’s liability under this Guaranty or the enforcement of this Guaranty. No failure or delay on Buyer’s part in exercising any power, right or privilege under this Guaranty shall impair or waive any such power, right or privilege.

9. No Duty to Prove Loss. To the extent that Guarantor at any time incurs any liability under this Guaranty, Guarantor shall immediately pay Buyer (to be applied on account of the Guarantied Obligations) the amount provided for in this Guaranty, without any requirement that Buyer demonstrate that Buyer has currently suffered any loss or that Buyer has otherwise exercised (to any degree) or exhausted any of Buyer’s rights or remedies with respect to Seller or any Security.

10. Full Knowledge. Guarantor acknowledges, represents, and warrants that Guarantor has had a full and adequate opportunity to review the Repurchase Documents, the transaction contemplated by the Repurchase Documents, and all underlying facts relating to such transaction. Guarantor represents and warrants that Guarantor fully understands: (a) the remedies Buyer may pursue against Seller and/or Guarantor in the event of a default under the Repurchase Documents, (b) the value (if any) and character of any Security, and (c) Seller’s financial condition and ability to perform under the Repurchase Documents. Guarantor agrees to keep itself fully informed regarding all aspects of the foregoing and the performance of Seller’s obligations to Buyer. Buyer has no duty, whether now or in the future, to disclose to Guarantor any information pertaining to Seller, the Repurchase Transactions or any Security. If at any time provided for in the Repurchase Documents, Guarantor agrees and acknowledges that an Insolvency Proceeding affecting Guarantor, or other actions or events relating to Guarantor (including Guarantor’s change in financial position), as set forth in the Repurchase Documents, may be event(s) of default under the Repurchase Documents.

11. Representations and Warranties. Guarantor acknowledges, represents, and warrants as follows, and acknowledges that Buyer is relying upon the following acknowledgments, representations, and warranties by Guarantor in making the Repurchase Transactions:

(a) Repurchase Documents. All Repurchase Documents to which Guarantor is a party have been duly authorized, executed, and delivered by Guarantor, and are fully valid, binding, and enforceable against Guarantor, in accordance with their terms, subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles. Seller is validly formed, in good standing, and obligated under the Repurchase Documents in accordance with their terms.

(b) No Conflict. The execution, delivery, and performance of this Guaranty will not violate any provision of any law, regulation, judgment, order, decree, determination, or award of any court, arbitrator or governmental authority, or of any mortgage, indenture, loan, or security agreement, lease, contract or other agreement, instrument or undertaking to which Guarantor is a party or that purports to bind Guarantor or any of Guarantor’s property or assets.

(c) No Third Party Consent Required. No consent of any person (including creditors or partners, members, stockholders, or other owners of Guarantor) is required in connection with Guarantor’s execution of this Guaranty or performance of Guarantor’s obligations under this Guaranty (other than consents that have been obtained). Guarantor’s execution of, and obligations under, this Guaranty are not contingent upon any consent, license, permit, approval, or authorization of, exemption by, notice or report to, or registration, filing, or declaration with, any governmental authority, bureau, or agency, whether local, state, federal, or foreign.

(d) Authority and Execution. Guarantor has full power, authority, and legal right to execute, deliver and perform its obligations under this Guaranty. Guarantor has taken all necessary corporate and legal action to authorize this Guaranty, which has been duly executed and delivered and is a legal, valid, and binding obligation of Guarantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency and other limitations on creditors’ rights generally and to equitable principles.

(e) No Representations by Buyer. Guarantor delivers this Guaranty based solely upon Guarantor’s own independent investigation and based in no part upon any representation, statement, or assurance by Buyer.

(f) No Misstatements. No information, exhibit, report or certificate furnished by Seller or Guarantor to Buyer in connection with the Repurchase Transactions or any Repurchase Document contains any material misstatement of fact or has omitted to state a material fact or any fact necessary to make the statements contained therein not materially misleading.

12. Reimbursement and Subrogation Rights. Except to the extent that Buyer notifies Guarantor to the contrary in writing from time to time:

(a) General Deferral of Reimbursement. Guarantor waives any right to be reimbursed by Seller for any payment(s) made by Guarantor on account of the Guarantied Obligations, unless and until all Guarantied Obligations have been paid in full and all periods within which such payments may be set aside or invalidated have expired. Guarantor acknowledges that Guarantor has received adequate consideration for execution of this Guaranty by virtue of Buyer’s entering into the Repurchase Transactions (which benefits Guarantor, as an owner or principal of Seller) and Guarantor does not require or expect, and is not entitled to, any other right of reimbursement against Seller as consideration for this Guaranty.

(b) Deferral of Subrogation and Contribution. Guarantor agrees it shall have no right of subrogation against Seller or Buyer, no right of subrogation against any Security, and no right of contribution against any Co-Guarantor unless and until in Buyer’s reasonable determination: (a) such right of subrogation does not violate (or otherwise produce any result adverse to Buyer under) any applicable law, including any bankruptcy or insolvency law; (b) all amounts due under the Repurchase Documents have been paid in full and all other performance required under the Repurchase Documents has been rendered in full to Buyer; (c) all periods within which such payment and performance may be set aside or invalidated have expired; and (d) Buyer has released, transferred or disposed of all of its right, title and interest in all Security (such deferral of Guarantor’s subrogation and contribution rights, the “Subrogation Deferral”).

(c) Effect of Invalidation. To the extent that a court of competent jurisdiction determines that Guarantor’s Subrogation Deferral is void or voidable for any reason, Guarantor agrees, notwithstanding any acts or omissions by Buyer, that: (a) Guarantor’s rights of subrogation against Seller or Buyer and Guarantor’s right of subrogation against any Security shall at all times be junior and subordinate to Buyer’s rights against Seller and to Buyer’s right, title, and interest in such Security; and (b) Guarantor’s right of contribution against any Co-Guarantor shall be junior and subordinate to Buyer’s rights against such Co-Guarantor.

13. Claims in Insolvency Proceeding. Guarantor shall not file any claim in any Insolvency Proceeding affecting Seller unless Guarantor simultaneously assigns and transfers such claim to Buyer, without consideration, pursuant to documentation fully satisfactory to Buyer. Guarantor shall automatically be deemed to have assigned and transferred such claim to Buyer whether or not Guarantor executes documentation to such effect. By executing this Guaranty, Guarantor hereby authorizes Buyer (and grants Buyer a power of attorney coupled with an interest, and hence irrevocable) to execute and file such assignment and transfer documentation on Guarantor’s behalf. Buyer shall have the sole right to vote, receive distributions, and exercise all other rights with respect to any such claim; provided, however, that if and when the Guarantied Obligations have been paid in full Buyer shall release to Guarantor any further payments received on account of any such claim.

14. Buyer’s Disgorgement of Payments. Upon payment of all or any portion of the Guarantied Obligations, Guarantor’s obligations under this Guaranty shall continue and remain in full force and effect if all or any part of such payment is, pursuant to any Insolvency Proceeding or otherwise, avoided or recovered directly or indirectly from Buyer as a preference, fraudulent transfer, or otherwise irrespective of (a) any notice of revocation given by Guarantor prior to such avoidance or recovery, or (b) payment in full of the Repurchase Transactions. Guarantor’s liability under this Guaranty shall continue until all periods have expired within which Buyer could (on account of Insolvency Proceedings, whether or not then pending, affecting Seller, any Co-Guarantor, or any other person) be required to return, repay, or disgorge any amount paid at any time on account of the Guarantied Obligations.

15. Financial Information. Within ninety days after the end of each calendar year or other fiscal year of Guarantor (or within five business days after filing, in the case of tax returns) and within forty-five days after the end of each of the first three calendar quarters, and within fifteen business days after Buyer’s request made at any time or from time to time, Guarantor shall deliver to Buyer: (a) complete and current financial statements of Guarantor (audited for the annual financial statements and unaudited for the financial statements of the first three calendar quarters), in form and scope reasonably satisfactory to Buyer; (b) copies of Guarantor’s tax returns; and (c) such other financial information relating to Guarantor as Buyer may reasonably request.

16. Consent to Jurisdiction. Guarantor agrees that any Proceeding to enforce this Guaranty may be brought in any state or federal court located in the State, as Buyer may select from time to time. By executing this Guaranty, Guarantor irrevocably accepts and submits to the nonexclusive personal jurisdiction of each of the aforesaid courts, generally and unconditionally with respect to any such Proceeding. Guarantor agrees not to assert any basis for transferring jurisdiction of any such proceeding to another court. Guarantor further agrees that a final judgment against Guarantor in any Proceeding shall be conclusive evidence of Guarantor’s liability for the full amount of such judgment.

17. Merger; No Conditions; Amendments. This Guaranty and documents referred to herein contain the entire agreement among the parties with respect to the matters set forth in this Guaranty. This Guaranty supersedes all prior agreements among the parties with respect to the matters set forth in this Guaranty. No course of prior dealings among the parties, no usage of trade, and no parol or extrinsic evidence of any nature shall be used to supplement, modify, or vary any terms of this Guaranty. This Guaranty is unconditional. There are no unsatisfied conditions to the full effectiveness of this Guaranty. No terms or provisions of this Guaranty may be changed, waived, revoked, or amended without Buyer’s written agreement. If any provision of this Guaranty is determined to be unenforceable, then all other provisions of this Guaranty shall remain fully effective.

18. Governing Law; Enforcement. This Guaranty shall be governed solely by New York internal law (disregarding such state’s law on conflict of laws) notwithstanding the location of any Security. Guarantor acknowledges that any restrictions, limitations, and prohibitions set forth in New York Real Property Actions and Proceedings Law Sections 1301 and 1371 that would or might otherwise limit or establish conditions to Buyer’s recovery of a judgment against Guarantor if the Security were located in New York State shall have absolutely no application to Buyer’s enforcement of this Guaranty as against Guarantor, except to the extent that real property Security is located within the State of New York. Guarantor acknowledges that this Guaranty is an “instrument for the payment of money only,” within the meaning of New York Civil Practice Law and Rules Section 3213. In the event of any Proceeding between Seller or Guarantor and Buyer, including any Proceeding in which Buyer enforces or attempts to enforce this Guaranty or the Repurchase Transactions against Seller or Guarantor, or in the event of any Guarantor Litigation, Guarantor shall reimburse Buyer for all Legal Costs of such Proceeding.

19. Fundamental Changes. Guarantor shall not wind up, liquidate, or dissolve its affairs or enter into any transaction of merger or consolidation (except a transaction of merger or consolidation in accordance with the Repurchase Agreement), or sell, lease, or otherwise dispose of (or agree to do any of the foregoing) all or substantially all of its property or assets, or change its state of formation or entity status, without Buyer’s prior written consent.

20. Further Assurances. Guarantor shall execute and deliver such further documents, and perform such further acts, as Buyer may request to achieve the intent of the parties as expressed in this Guaranty, provided in each case that any such documentation is consistent with this Guaranty and with the Repurchase Documents.

21. Supplemental Provisions.

(a) Other Guaranties. This Guaranty is in addition to and independent of any guaranty(ies) executed by any Co-Guarantors and any other guaranties of Seller’s obligations executed by Guarantor in favor of Buyer. This Guaranty shall in no way limit or lessen any other liability, arising in any way, that Guarantor may have for the payment of any indebtedness of Seller to Buyer.

(b) Multiple Guarantors. If more than one person or entity has executed this Guaranty (or any other guaranty of the Repurchase Transactions), then all such persons and entities shall be jointly and severally liable under this Guaranty. Guarantor shall hold harmless, defend, protect, and indemnify Buyer from any Legal Costs and all other claims of every nature that may arise as a result of any dispute between or among any or all of Guarantor, Seller, any Co-Guarantors, and any other persons or entities.

(c) Certain Entities. If Seller or Guarantor is a partnership, limited liability company, or other unincorporated association, then: (a) Guarantor’s liability shall not be impaired by changes in the name or composition of Seller or Guarantor; and (b) the withdrawal or removal of any partner(s) or member(s) of Seller or Guarantor shall not diminish Guarantor’s liability or (if Guarantor is a partnership) the liability of any withdrawing general partner of Guarantor.

(d) Status of Seller. If this Guaranty defines more than one person as Seller, then any reference to Seller means any one or all of them, whether their liability is joint or several.

(e) Counterparts. This Guaranty may be executed in counterparts. The effectiveness of this Guaranty against each Guarantor executing this Guaranty is not conditioned upon execution and/or delivery of this Guaranty by any Co-Guarantor.

22. WAIVER OF TRIAL BY JURY. GUARANTOR WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING FROM OR RELATING TO THIS GUARANTY OR THE REPURCHASE DOCUMENTS OR ANY OBLIGATION(S) OF GUARANTOR HEREUNDER OR UNDER THE REPURCHASE DOCUMENTS.

23. Miscellaneous.

(a) Assignability. Buyer may assign this Guaranty (in whole or in part) together with any one or more of the Repurchase Documents to any Person permitted under the Repurchase Agreement, without in any way affecting Guarantor’s or Seller’s liability. Upon request in connection with any such assignment Guarantor shall deliver such documentation as Buyer shall reasonably request. Buyer may from time to time designate any Buyer Entity to hold and exercise any or all of Buyer’s rights and remedies under this Guaranty. This Guaranty shall benefit Buyer and its successors and assigns (including any Buyer Entity) and shall bind Guarantor and its heirs, executors, administrators and successors. Guarantor may not assign this Guaranty, in whole or in part.

(b) Notices. All notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) by telecopier (with answerback acknowledged) provided that such telecopied notice must also be delivered by one of the means set forth in (a), (b) or (c) above, addressed if to Buyer at 60 Wall Street, New York, New York 10005, Attention: Stephen Choe, Telecopier Number (212) 250-6911, and if to Guarantor at 40 East 52nd Street, New York, New York 10022, Attention: Richard Shea, Telecopier Number (212) 754-5579, or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section. A copy of all notices shall be delivered concurrently to the following: Dechert LLP, 4000 Bell Atlantic Tower, 1717 Arch Street, Philadelphia, PA 19103, Attention: Richard Jones, Esquire, Telefax Number: 215.994.2222. A notice shall be deemed to have been given: (a) in the case of hand delivery, at the time of delivery, (b) in the case of a registered or certified mail, when delivery or the first attempted delivery on a Business Day, (c) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, or (d) in the case of telecopier, upon receipt of answerback confirmation, provided that such telecopied notice was also delivered as required in this Section. A party receiving a notice which does not comply with the technical requirements for notice under this Section may elect to waive any deficiencies and treat the notice as properly given.

(c) Interpretation. The word “include” and its variants shall be interpreted in each case as if followed by the words “without limitation.”

24. Business Purposes. Guarantor acknowledges that this Guaranty, although executed in Guarantor’s individual capacity, is executed and delivered for business and commercial purposes, and not for personal, family, household, consumer, or agricultural purposes. Guarantor acknowledges that Guarantor is not entitled to, and does not require the benefits of, any rights, protections, or disclosures that would or may be required if this Guaranty were given for personal, family, household, consumer, or agricultural purposes. Guarantor acknowledges that none of Guarantor’s obligation(s) under this Guaranty constitute(s) a “debt” within the meaning of the United States Fair Debt Collection Practices Act, 15 U.S.C. § 1692a(5), and accordingly compliance with the requirements of such Act is not required if Buyer (directly or acting through its counsel) makes any demand or commences any action to enforce this Guaranty.

25. No Third-Party Beneficiaries. This Guaranty is executed and delivered for the benefit of Buyer and its heirs, successors, and permitted assigns, and is not intended to benefit any third party.

26. CERTAIN ACKNOWLEDGMENTS BY GUARANTOR. GUARANTOR ACKNOWLEDGES THAT BEFORE EXECUTING THIS GUARANTY: (A) GUARANTOR HAS HAD THE OPPORTUNITY TO REVIEW IT WITH AN ATTORNEY OF GUARANTOR’S CHOICE; (B) BUYER HAS RECOMMENDED TO GUARANTOR THAT GUARANTOR OBTAIN SEPARATE COUNSEL, INDEPENDENT OF SELLER’S COUNSEL, REGARDING THIS GUARANTY; AND (C) GUARANTOR HAS CAREFULLY READ THIS GUARANTY AND UNDERSTOOD THE MEANING AND EFFECT OF ITS TERMS, INCLUDING ALL WAIVERS AND ACKNOWLEDGMENTS CONTAINED IN THIS GUARANTY AND THE FULL EFFECT OF SUCH WAIVERS AND THE SCOPE OF GUARANTOR’S OBLIGATIONS UNDER THIS GUARANTY.

IN WITNESS WHEREOF, Guarantor has duly executed this Guaranty as of the date indicated below.

Date: December 23, 2004

GUARANTOR

Anthracite Capital, Inc.

	By:	/s/ Robert Friedberg
Name: Robert Friedberg
Title: Vice President

Acknowledgment(s)

Deutsche Bank AG, Cayman Islands Branch

By:	/s/ Christopher Tognola
Name: Christopher Tognola Title: Vice President

By:	/s/ Christine Belbusti
Name: Christine Belbusti Title: Vice President

Anthracite Funding, LLC

Deutsche Bank AG, Cayman Islands Branch

By:	Anthracite Capital, Inc., its sole member

By:	/s/ Robert Friedberg
Name: Robert Friedberg Title: Vice President